EXHIBIT 10.1

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Loan Facilities Letter Agreement
December 19, 2019

Better Choice Company, Inc.
4025 Tampa Road, Suite 1117
Oldsmar, FL 34677

Attention: Damian Dalla-Longa, CEO

Re:    Bridging Finance Inc. in its capacity as agent for and on behalf of any of the funds managed or co-managed by Bridging Finance Inc. as Lenders hereunder, credit facilities in favor of the Borrower (as defined below)

The Agent, for and on behalf of the Lenders, is pleased to offer the credit facilities described in this Loan Facilities Letter Agreement (the “Agreement”) subject to the terms and conditions set forth herein.  Unless otherwise indicated, all amounts are expressed in U.S. Dollars.  All capitalized terms not otherwise defined in the body of this Agreement shall have the meanings ascribed thereto in Schedule A attached hereto.

1. Borrower:	Better Choice Company Inc., a Delaware corporation (the “Borrower”).
2. Guarantors:
(a) Each of John M. Word III, Lori Taylor and Mike Young (collectively, the “Personal Guarantors”); and

(b) each of Halo, Purely for Pets Inc., a Delaware corporation (“Halo”), Trupet LLC, a Delaware limited liability company (“Trupet”), and Bona Vida, Inc., a Delaware corporation (“Bona Vida” and together with Halo, Trupet, and the Borrower, each an “Obligor” and collectively, the “Obligors”).

3. Lenders:	The entities listed on Schedule B attached hereto, which are funds managed or co-managed by the Agent (each a “Lender” and collectively, the “Lenders”).
4. Agent:	Bridging Finance Inc. (the “Agent”).
5. Facilities:
(a) Term demand loan in an amount of up to $20,500,000 (the “Term Facility”); and

(b) a revolving demand loan facility up to a maximum amount of $7,500,000 (the “Revolving Facility” and together with the Term Facility, the “Facilities”).

6. Use of Proceeds:
The proceeds of the Term Facility are to be used to provide funds to the Borrower for the acquisition of Halo and to refinance existing Indebtedness.  The proceeds of the Revolving Facility are to be used for working capital and general corporate purposes.

7. Term:	The earlier of (i) demand by the Agent or any Lender, and (ii) December 19, 2020 (the “Term”).
8. Facility Availability:
(a) Subject to the terms and conditions of this Agreement, the amount available under the Term Facility may be drawn only in a single advance on the Closing Date. Amounts borrowed under the Term Facility may not be reborrowed.

(b) Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Loans to the Borrower from time to time on any Business Day during the Term in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Facility Commitment, or (b) the total Revolving Credit Exposure exceeding either (i) the total Revolving Facility Commitments or (ii) the Borrowing Base then in effect.  Amounts borrowed under the Revolving Facility may be prepaid and reborrowed.

9. Revolving Loans:
Each Revolving Loan shall be made upon the Borrower’s irrevocable notice to the Agent.  Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by an officer of the Borrower, and must be received by the Agent on or before Thursday of any week for a Revolving Loan to be made the following day.

10. Interest Rate and Fees:
(a) Interest: Interest on the outstanding principal balance of the Facilities shall accrue at an annual rate equal to the Bank of Montreal Prime plus 8.05% calculated on the daily outstanding balance of the Facilities and compounded monthly, not in advance and with no deemed reinvestment of monthly payments (collectively, the “Applicable Rate”).  On the occurrence of an Event of Default, interest shall be calculated at an annual rate of the lesser of (i) twenty‑one percent (21%), or (ii) the highest lawful rate per annum calculated and compounded as aforesaid.  Bank of Montreal Prime shall mean the floating annual rate of interest established from time to time by the Bank of Montreal as the base rate it will use to determine rates of interest on Canadian Dollar loans to customers in Canada and designated as its Prime Rate.

(b) Work Fee:  A work fee equal to $[***] (representing [***]% of the aggregate Facilities amounts made available to the Borrower), plus any applicable taxes due thereon, shall be due and payable by the Borrower to the Agent on the Closing Date and shall be deducted from the advance of the Term Facility.

(c) Administration Fee:  If the Borrower fails to pay any amounts on the day such amounts are due or if the Borrower fails to deliver the required reports set out herein, the Borrower shall pay to the Agent a late administration fee of $100.00 per day, plus any applicable taxes due thereon, until such date that such payment has been made or the Borrower has delivered such report, as the case may be.

(d) Expenses:  The Borrower shall pay all fees and expenses (including, but not limited to, all due diligence, consultant, field examination and appraisal costs, all reasonable and documented fees and expenses for outside legal counsel and other outside professional advisors and the time spent by the Agent and its representatives in retaking, holding, repairing, processing and preparing for disposition and disposing of the Security calculated at the Agent’s standard per diem rate in effect at such applicable time and established by the Agent in its sole discretion for internal personnel of the Agent) reasonably incurred by the Agent or the Lenders in connection with the preparation, registration and ongoing administration of this Agreement and the Security and with the enforcement of the Agent’s or the Lenders’ rights and remedies under this Agreement or the Security, whether or not any amounts are advanced under this Agreement.  If the Agent or any Lender has paid any expense for which the Agent or such Lender is entitled to reimbursement from the Borrower and such expense has not been deducted from the advance of the Term Facility, such expense shall be payable by the Borrower upon demand therefor from the Agent or such Lender and such expense shall bear interest at the same rate as the Term Facility as stipulated herein.  All such fees and expenses and interest thereon shall be secured by the Security regardless of if any amounts are currently outstanding under the Facilities.

11. Payments:
Interest-Only Payments: Without limiting the right of the Agent or the Lenders to at any time demand repayment and subject to and in addition to the requirement for repayment in full of the Term Facility and the Revolving Facility pursuant to this Agreement at the end of the Term, interest only at the Applicable Rate, calculated daily and compounded and payable monthly, not in advance on the outstanding amount of the Term Facility and the Revolving Facility, shall be due and payable on the last Business Day of each and every month during the Term.

12. Mandatory Prepayments:
(a) In the event and within 10 Business Days of each occasion that the Borrower receives proceeds (minus the sum of all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event) from any issuance of any Equity Interests or Indebtedness (other than the Facilities), the Borrower shall apply such proceeds to prepay the amounts outstanding under the Facilities; provided, that (i) the proceeds from Permitted Unsecured Debt shall not be subject to this sentence, and (ii) the Agent, in its sole discretion, may choose to (x) allow the Borrower to keep such proceeds, taking into consideration the contemplated use of such proceeds by the Borrower, or (y) apply the proceeds to the amounts outstanding under either the Term Facility, the Revolving Facility, or both.

(b) In the event and within 5 Business Days of each occasion that the Revolving Credit Exposure exceeds the Borrowing Base, the Borrower shall prepay the outstanding Revolving Loans in an amount equal to such excess.

13. Principal:
Subject to demand by the Agent or any Lender or the occurrence and continuance of a Default or an Event of Default, the Borrower acknowledges that all principal and interest outstanding under the Facilities is payable in full at the end of the Term.

14. Prepayment:
The Term Facility may be prepaid in full or partially at any time or from time to time without any fee or penalty provided that the Borrower shall deliver an irrevocable prepayment notice to the Agent (the “Prepayment Notice”) thirty (30) days prior to the proposed prepayment date (the “Prepayment Date”) setting forth the amount being prepaid (the “Prepayment Amount”) and provided that the Borrower pays the full Prepayment Amount on the Prepayment Date.

Should the Borrower wish to prepay the Term Facility in full or partially without having to provide the Agent with the required thirty (30) days prior notice, the Borrower shall pay to the Agent an amount calculated in accordance with the formula set out below and which shall be due and payable as of the date the prepayment is made:

I/365 x (30 – N) x M

Where:

I = the annual interest rate on the Term Facility on the date the Prepayment Notice was given or, if no Prepayment Notice was given, on the date the prepayment is made;

N = where a Prepayment Notice was given, the number of days between the date the Prepayment Notice is given and the date of prepayment, provided that if no Prepayment Notice was given, N shall equal 0; and

M = the Prepayment Amount, including any proportionate interest and other fees owing, on the date the Prepayment Notice was given or, if no Prepayment Notice was given, on the date the prepayment is made.

The Borrower may, upon notice to the Agent, at any time and from time to time prepay any Revolving Loan in whole or in part without premium or penalty.

In the event that the Prepayment Amount is not paid in full on the Prepayment Date, then the Agent shall have the option, in its discretion, to declare and consider the Prepayment Notice to be null and void such that any prepayment shall thereafter only be permitted by the delivery of a new Prepayment Notice in compliance with this section.

15. Deposit:
The Agent acknowledges that it has been paid a deposit of C$50,000 by the Borrower which will be credited against the Borrower’s obligation to pay the reasonable and documented legal fees and expenses incurred by the Agent.

16. Application of Payments:
Notwithstanding anything else contained herein, all payments received by the Agent or the Lenders shall be credited (i) first, as payment of interest and fees in respect of the Revolving Facility, (ii) second, as payment of interest and fees in respect of the Term Facility, (iii) as repayment of the principal amount outstanding under the Revolving Facility and the Term Facility, as determined by the Agent.

17. Conditions Precedent:	The availability of the Facilities on the Closing Date are subject to and conditional upon the following conditions:
(a) approval of the transaction by the Agent’s credit committee;

(b)     satisfactory completion of the Agent’s due diligence, including the Agent’s review of the corporate structure of the Borrower and the Obligors and operations of the Borrower and the Obligors, and their business and financial plans;

(c)      receipt by the Agent of a duly executed copy of this Agreement, the Security and other Credit Documents, in form and substance satisfactory to the Agent and its legal counsel, registered as required to perfect and maintain the security created thereby and such certificates, authorizations, resolutions of the board of directors of the Borrower and legal opinions as the Agent may reasonably require including an opinion from counsel to the Obligors with respect to status and the due authorization, execution, delivery, validity and enforceability against the Obligors of this Agreement, the Security and other Credit Documents;

(d)     receipt by the Agent of a duly executed copy of an agreement or agreements providing for a guarantee of the Obligations by each Obligor (other than the Borrower) and each Personal Guarantor (the “Guarantees”);

(e)      receipt by the Agent of a certificate in form and substance reasonably acceptable to the Agent and properly executed by an officer of Borrower and dated as of the Closing Date certifying, among other things, (i) as to a true, accurate and complete copy of the Halo Acquisition Agreement, (ii) that concurrently with the Term Facility borrowing hereunder, the Borrower is consummating the Halo Acquisition, substantially in accordance with the terms and conditions of the Halo Acquisition Agreement (without waiver or amendment of any material term or condition thereof not otherwise acceptable to the Agent) and that the Borrower is, concurrently with the Term Facility borrowing hereunder, acquiring all of the Equity Interests in Halo as contemplated by the Halo Acquisition Agreement, (iii) as to the purchase price determined by the Estimated Closing Statement (as defined in the Halo Acquisition Agreement) for the Equity Interests in Halo after giving effect to all adjustments as of the closing date contemplated by the Halo Acquisition Agreement;

(f)      on or immediately following the Closing Date, the discharge or subordination of any and all existing security against the Collateral, other than the Statutory Encumbrances and Permitted Encumbrances, as may be required by the Agent;

(g) concurrent with the Closing Date advance, payment of all fees owing to the Agent or the Lenders hereunder, including reasonable and documented fees, charges, and disbursements of counsel to Agent;
(h) delivery to the Agent by the Borrower of such financial and other information, certificates or documents relating to the Borrower and other Obligors as the Agent may reasonably require;
(i) receipt by the Agent of a Borrowing Base Certificate, dated as of the Closing Date.
(j) the Agent being satisfied that there has been no material deterioration in the financial condition of any Obligor;

(k)      no event shall have occurred and be continuing and no circumstance shall exist which has not been waived, which constitutes a default in respect of any material commitment, agreement or any other instrument to which the Borrower is a party or is otherwise bound, entitling any other party thereto to accelerate the maturity of amounts of principal owing thereunder or terminate any such material commitment, agreement or instrument which would have a Material Adverse Effect upon the financial condition, property, assets, operation or business of the Borrower and its subsidiaries, taken as a whole;

(l) no event that constitutes, or with notice or loss of time or both, would constitute an Event of Default shall have occurred;
(m) satisfactory completion of a site visit of the main office location of Halo by Agent or an agent of Agent; and
(n) delivery of an audit completed by a third party reasonably satisfactory to the Agent of the Borrower’s Accounts and Inventory.
18. Post-Closing Covenants:	The Borrower hereby covenants and agrees with the Agent as follows:

(a)     Within 60 days of the Closing Date, the Borrower will provide to the Agent executed copies of landlord lien waivers or collateral access agreements for all locations leased by any Obligor at which Collateral is located.

(b)      By January 6, 2020, the Borrower shall have caused each holder of Permitted Unsecured Debt to have subordinated such Permitted Unsecured Debt to the Agent, on terms and conditions reasonably acceptable to the Agent.

19. Covenants:	The Borrower hereby covenants and agrees with the Agent and the Lenders, while this Agreement is in effect, to:
(a) pay all sums of money when due hereunder or arising therefrom;

(b)      provide the Agent with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default, a breach of any covenant or other term or condition of this Agreement or of any other Credit Document;

(c) use the proceeds of the Facilities solely for the purposes provided for herein;

(d)      continue to carry on business in the nature of or ancillary to or reasonably related to the business transacted by the Borrower prior to the date hereof in the name and for the account of the Borrower;

(e) keep and maintain books of account and other accounting records in accordance with generally accepted accounting principles;

(f)       fully and effectually maintain and keep maintained all security interests granted to the Agent under the Security as a valid and effective first priority Lien at all times, free of all Encumbrances other than Statutory Encumbrances and Permitted Encumbrances;

(g)      cause all material properties used or useful in the conduct of the business of the Borrower to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

(h)     permit the Agent or its representatives, at any time and from time to time, with such frequency as the Agent, in its reasonable sole discretion, may require, to visit and inspect the Borrower’s premises, properties and assets and to examine and obtain copies of the Borrower’s records or other information and discuss the Borrower’s affairs with the auditors, counsel and other professional advisors of the Borrower all at the reasonable expense of the Borrower;

(i) keep the Agent informed on any changes to the strategy of the Borrower;

(j)      forthwith notify the Agent of the particulars of any action, suit or proceeding, pending, arbitration or mediation requests which, if determined adversely, would result in a judgement or award against an Obligor that could reasonably be expected to have a Material Adverse Effect;

(k)      in a form and manner prescribed by the Agent (which may include by fax and/or e-mail), deliver to the Agent any financial information, certified by a senior officer of the Borrower, with respect to the Borrower as and when reasonably requested by the Agent;

(l)       file all tax returns which the Borrower must file from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and other potential preferred claims which are or will become due and payable and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

(m) maintain its corporate existence in good standing;
(n) provide 15 days prior written notice to the Agent of any change in the Borrower’s places of business or name;
(o) keep its assets fully insured against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets;

(p)     comply in all material respects at all times with all Applicable Laws (including Applicable Securities Laws) and to advise the Agent promptly of any action, requests or violation notices received from any government or regulatory authority concerning the Borrower’s operations which could have a Material Adverse Effect; and to indemnify and hold the Agent and the Lenders harmless from all liability of loss as a result of any non‑compliance by the Borrower with any such Applicable Laws;

(q)      promptly provide the Agent with notice if any license of the Borrower required by the Borrower to conduct its business, as then conducted, is terminated, materially restricted or is threatened to be terminated or materially restricted;

(r) not sell, transfer, convey, lease or otherwise dispose of any of its properties or assets, other than in the ordinary course of its business;
(s) to provide to the Agent the following regular reports:

(i)      as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower (or, if earlier, five (5) days after the date actually filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii)      as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year (beginning with the fiscal quarter ended March 31, 2020) of the Borrower (or, if earlier, five (5) days after the date actually filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes; and

(iii)    at least every Thursday, and at such other times as may be necessary to re-determine the Borrowing Base or as requested by the Agent or the Lenders, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Agent or any Lender may reasonably request.

Nothing contained in the above provisions shall limit, restrict or prevent the Agent or Lenders from requesting such other information from the Borrower from time to time, at its discretion, as set out in other provisions of this Agreement.

(t) not move any of the Collateral outside of the locations set forth on Schedule C attached hereto;
(u) not permit any reorganization or change of control of the Borrower;
(v) not purchase or redeem its shares or units or otherwise reduce the capital of the Borrower without the Agent’s consent;

(w)    not sell, transfer, convey, encumber or otherwise dispose of any of its capital stock (other than sales of capital stock that are used to repay the Facilities or sales or issuances of capital stock permitted by the Borrower’s current 2019 Incentive Plan) or permit any reorganization or change of control of the Borrower;

(x) not declare or pay any dividends, or distributions to shareholders, or repay any shareholders’ loans, interest thereon or share capital of the Borrower without the Agent’s consent;

(y)      not make loans or advances (excluding for greater certainty, salaries and bonuses (which shall not be funded from the sale of assets) payable in the ordinary course of business and in accordance with past practice) to shareholders, directors, officers or any other affiliate;

(z)     not grant, create, assume or suffer to exist any mortgage, charge, Lien, pledge, security interest, including a purchase money security interest, or other encumbrance affecting the Collateral except for Statutory Encumbrances and Permitted Encumbrances;

(aa) not cancel any Indebtedness for borrowed money owing to it;
(bb) not create, incur, assume or permit to exist any Indebtedness, except Permitted Unsecured Debt and other Indebtedness consented to in writing by the Agent.

(cc)    not grant a loan or make an investment in or provide financial assistance to a third party by way of a suretyship, guarantee or otherwise except for (i) financial assistance existing as of the date of this Agreement, and (ii) financial assistance delivered in connection with Indebtedness secured by Permitted Encumbrances;

(dd)    not change its name, merge, amalgamate, amend its organizational documents or amend or enact new by-laws or otherwise enter into any other form of business combination with any other entity without the prior written consent of the Agent; and

(ee) not change the Core Business of the Borrower.

20. Security and other Requirements:
As general and continuing security for the performance by the Borrower of all of its Obligations, present and future, to the Agent for and on behalf of the Lenders, including, without limitation, the repayment of advances granted hereunder and the payment of interest, fees and any other amounts provided for hereunder and under the security documents, each Obligor undertakes to grant, as applicable, or cause to be granted, to the Agent for and on behalf of the Lenders and to maintain at all times the following security in form satisfactory to the Agent (the “Security”), in accordance with the forms in use by the Agent or as prepared by its counsel:

(a)     a first priority security agreement over all assets, on the Agent’s form with such changes to be agreed, signed by the Obligors constituting a first priority security interest in all of each Obligor’s interest in the Collateral subject to Statutory Encumbrances and Permitted Encumbrances; and

(b)     use commercially reasonable efforts to cause the Agent to be loss payee of all risk, business interruption, commercial general liability and property insurance (including the equipment of the Borrower and the Obligors in an amount not less than its Appraised Value) within 30 days of the Closing Date.

The Borrower undertakes and agrees to grant, or cause to be granted, to the Agent for and on behalf of the Lenders, such other security and supporting documents, certificates, insurance deliveries or instruments in respect of the Obligors (including such other third party postponement and subordinations, waivers and estoppels) as may be reasonably requested by the Agent from time to time.

21. Further Assurances:
(a) Subject to Applicable Law, each Obligor will cause each Subsidiary formed or acquired after the date of this Agreement to become an Obligor by executing a joinder agreement in form and substance satisfactory to the Agent.  In connection therewith, the Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with any applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Person (i) shall automatically become an Obligor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Credit Documents and (ii) will grant Liens to the Agent, for the benefit of the Lenders, in any property of such Obligor which constitutes Collateral.

(b) Without limiting the foregoing, each Obligor will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 20, as applicable), which may be required by any Applicable Law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Credit Documents and to ensure perfection and priority of the Liens (subject to Statutory Encumbrances and Permitted Encumbrances) created or intended to be created by the security documents, all in form and substance reasonably satisfactory to the Agent and all at the expense of the Borrower.

22. Events of Default:
Without limiting any other rights of the Agent or any Lender under this Agreement, including the right of the Agent or any Lender to demand repayment at any time irrespective of the occurrence or continuance of an Event of Default, if any one or more of the following events (an “Event of Default”) has occurred and is continuing:

(a) the Borrower fails to pay within three (3) days of when due any principal, interest, fees or other amounts due under this Agreement or under any of the Security;
(b) the Borrower fails to pay the Prepayment Amount in full within five (5) days of the Prepayment Date set forth in the Prepayment Notice issued by the Borrower;

(c)      the Borrower breaches any provision of this Agreement (other than those contained in Section 18 of this Agreement) or any of the Security or other agreement with the Agent and such breach is not cured within five (5) days;

(d) the Borrower breaches any provision of Section 18 of this Agreement;
(e) any Obligor is in default under the terms of any other contracts, instruments or agreements with any other creditor;

(f)      any representation or warranty made or deemed to have been made in this Agreement or any other Credit Document, or in any written statement pursuant hereto or thereto, including any information certificate delivered in association with the entering into this Agreement, or in any report, financial statement or certificate made or delivered to the Agent by the Borrower, shall be untrue or incorrect as of the date when made or deemed made;

(g) any Obligor ceases or threatens to cease to carry on business in the ordinary course;

(h)      any default or failure by the Borrower to keep current all amounts owing to parties other than the Agent or the Lenders who, in the Agent’s sole opinion, have or could have a security interest, trust or deemed trust in the property, assets or undertaking of the Borrower which, in the Agent’s sole opinion could rank pari passu or in priority to the security held by the Agent upon the Collateral;

(i) if, in the reasonable opinion of the Agent, there is a Material Adverse Change in the financial condition, ownership or operation of an Obligor;

(j) an Obligor is unable to pay its debts as such debts become due, or is adjudged or declared to be or admit to being bankrupt or insolvent;

(k)      any judgment or award is made against an Obligor, in respect of which (i) in the opinion of the Agent, acting reasonably, is likely to cause a Material Adverse Effect with respect to the Obligor, (ii) there is not an appeal or proceeding for review being diligently pursued in good faith or (iii) adequate provision has not been made on the books of the Obligor, as applicable; or

(l) any notice of intention is filed or any voluntary or involuntary case or proceeding filed or commenced for:

(i)       the bankruptcy, liquidation, winding-up, dissolution or suspension of general operations of an Obligor, or the approval of a plan or a proposal for liquidation by any of the shareholders of an Obligor;

(ii) the composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts of an Obligor;
(iii) the appointment of a trustee, receiver, receiver and manager, liquidator, administrator, custodian or other official for, all or any significant part of the assets of an Obligor;
(iv) the possession, foreclosure, retention, sale or other disposition of, or other proceedings to enforce security over, all or any significant part of the assets of an Obligor; or

(v)     any secured creditor, encumbrancer or lienor, or any trustee, receiver, receiver and manager, agent, bailiff or other similar official appointed by or acting for any secured creditor, encumbrancer or lienor, takes possession of or forecloses or retains, or sells or otherwise disposes of, or otherwise proceeds to enforce security over all or any significant part of the assets of an Obligor or gives notice of its intention to do any of the foregoing, then, in such event, the Agent may, by written notice to the Borrower declare all monies outstanding under the Facilities to be immediately due and payable.  Upon receipt of such written notice, the Obligors shall immediately pay to the Agent all monies outstanding under the Facilities and all other obligations of the Borrower to the Agent in connection with the Facilities under this Agreement.  The Agent may enforce its rights to realize upon its Security and retain an amount sufficient to secure the Agent for the Obligations to the Agent and the Lenders.

Nothing contained in this section shall limit any right of the Agent or the Lenders under this Agreement to demand payment of the Facilities at any time.
23. Evidence of Indebtedness:
The Agent shall maintain records evidencing the Facilities.  The Agent shall record the principal amount of the Facilities, the payment of principal and interest on account of the Facilities, and all other amounts becoming due to the Agent or the Lenders under this Agreement.

The Agent’s accounts and records constitute, in the absence of manifest error, conclusive evidence of the Indebtedness of the Borrower to the Agent and the Lenders pursuant to this Agreement.
24. Representations and Warranties:	The Borrower represents and warrants to the Agent and the Lenders that:
(a) each Obligor has been incorporated or formed, as applicable, under the laws of its jurisdiction of incorporation or formation, as applicable, and has not been terminated;

(b)     each Obligor is duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property where so required by the laws of that jurisdiction and it is not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement or document except for any such failure that would not reasonably be expected to have a Material Adverse Effect;

(c) each Obligor has full corporate or limited liability company, as appropriate, power and authority to carry on its business as now carried on by it;
(d) each Obligor has complied in all material respects with the requirements of all Applicable Laws;

(e)     no Obligor has received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any Applicable Laws (including Applicable Securities Laws), and is not aware of any pending change or contemplated change to any Applicable Law that would materially affect its business or the legal environment under which it operates;

(f)     each Obligor has or will have when required, all material licenses, permits, approvals, consents, certificates, registrations and other authorizations (collectively the “Permits”) under all Applicable Laws and regulations necessary for the operation of the businesses currently carried on, or proposed to be carried on, by it and each Permit is valid, subsisting and in good standing and it is not in default or breach of any Permit, and to the best of its knowledge, no material proceeding is pending or threatened to revoke or limit any Permit except for any such failure that would not reasonably be expected to have a Material Adverse Effect;

(g)      the execution, delivery and performance by the Obligors of this Agreement and all documents delivered in connection with this Agreement have been duly authorized by all necessary corporate action and do not violate the organizational documents or any Applicable Laws or material agreements to which it is subject or by which it is bound, in each case as applicable to each Obligor;

(h)     the Borrower’s financial statements most recently provided to the Agent fairly present in all material respects its financial positions as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no Material Adverse Change in the Borrower’s business or financial condition;

(i)      there is no claim, action, prosecution or other proceeding of any kind pending or threatened against any Obligor or any of its assets or properties (including any of its intellectual property) before any court or administrative agency which relates to any non-compliance with any law which, if adversely determined, would reasonably be expected to have a Material Adverse Effect upon its financial condition or operations or its ability to perform its obligations under this Agreement or any of the Security, and there are no circumstances of which it is aware which might give rise to any such proceeding which has not been fully disclosed to the Agent;

(j)      there is no litigation or governmental proceeding pending against any Obligor or, to the best of its knowledge, threatened against it which, if adversely determined, would materially adversely affect its financial condition;

(k)      no Obligor is a party to any agreement or instrument, or subject to any corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation, which has had a Material Adverse Effect or, to the best of its knowledge, in the future is likely to have a Material Adverse Effect, its ability to enter this Agreement or any other Credit Document or to perform its obligations under this Agreement or any other Credit Document;

(l)      no Obligor has contingent liabilities which are not disclosed on or referred to in the financial statements most recently delivered to the Agent which would have a Material Adverse Effect on its business or prospects;

(m)    each Obligor has good and marketable title to the Collateral pledged by it pursuant to the Security free and clear of any Encumbrances, other than Statutory Encumbrances, Permitted Encumbrances or as may otherwise be provided for herein;

(n) there are no outstanding and past due rent payments owing by an Obligor in respect of any leased real property;

(o)      no Default has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, an Event of Default, a breach of any covenant or other term or condition of this Agreement or any of the Security given in connection therewith;

(p)      each Obligor has filed all tax returns which were required to be filed by it, if any, paid or made provision for payment of all taxes (including interest and penalties) which are due and payable, if any and provided adequate reserves for payment of any tax, the payment of which is being contested, if any;

(q) neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940; and

(r)     the Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Facility hereunder will be used to buy or carry any Margin Stock.

25. Books and Records:	The Borrower agrees, upon request and 24 hours prior written notice, to promptly provide the Agent with reasonable access to the books and records of the Obligors.
26. Confidentiality:
The terms of this Agreement are confidential, and accordingly the Borrower will not disclose the contents of this Agreement to anyone except its professional advisors or as required under Applicable Laws.

27. General:
Credit:  The Borrower authorizes the Agent, hereinafter, to obtain such factual and investigative information regarding it, from others as permitted by law, and to furnish other consumer credit grantors and credit bureaus such information.  The Agent, after completing credit investigations, which it will make from time to time concerning the Borrower, must in its absolute discretion be satisfied with all information obtained prior to any advance being made under the Facilities.

The Borrower further authorizes any financial institution, creditor, tax authority, employer or any other person, including any public entity, holding information concerning it, or its assets, including any financial information or information with respect to any undertaking or suretyship given by the Borrower, to supply such information to the Agent in order to verify the accuracy of all information furnished or to be furnished from time to time to the Agent and to ensure the solvency of the Borrower at all times.

Non-Merger:  The provisions of this Agreement shall not merge with any of the Security, but shall continue in full force and effect for the benefit of the parties hereto.  In the event of an inconsistency between this Agreement and any other Credit Document, including the Security, the provisions of this Agreement shall prevail.

Further Assurances and Documentation: The Borrower shall do all things and execute all documents deemed necessary or appropriate by the Agent for the purposes of giving full force and effect to the terms, conditions, undertakings hereof and the Security granted or to be granted hereunder.

Severability:  If any provision of this Agreement or any Credit Document is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor shall it invalidate, affect or impair any of the remaining provisions of this Agreement or any other Credit Document.

Notice:  Any communication or notice to be given pursuant to this Agreement may be effectively given by delivering the same at the addresses set out below, or by sending the same by pdf or prepaid registered mail to the parties at such addresses.  Any notice so mailed will be deemed to have been received on the fifth (5th) day next following the mailing thereof, provided that postal service is in normal operation during such time.  Any pdf notice will be deemed to have been received on transmission if sent prior to 3:00 pm on a Business Day and, if not, on the next Business Day following transmission.  Either party may from time to time notify the other party, in accordance with this section, of any change of its address which thereafter will be the address of such party for all purposes of this Agreement.  It is the Borrower’s obligation to notify the Agent of any change to its address.  If the Agent is not advised of such change of address, the last known address that the Agent has will be deemed to be the current address for purposes of notice and service under this Agreement.

If to the Borrower: Better Choice Company Inc. 4025 Tampa Rd, Suite 1117 Oldsmar, FL 34677 Attention: Damian Dalla-Longa, CEO Email: damian@bttrco.com
- and -

If to the Agent and any Lender:

c/o Bridging Finance Inc.
Suite 2925
77 King Street West
P.O. Box 322
Toronto, Ontario
M5K 1K7

Attention:  Natasha Sharpe, Chief Investment Officer
Email:        nsharpe@bridgingfinance.ca

Exhibit and Schedules: The Exhibit and Schedules attached to this Agreement are incorporated by reference herein and are deemed to be part hereof.
Marketing: The Agent and the Lenders shall be permitted to use the name of the Borrower and the amounts of the Facilities for advertising purposes.

Governing Law:  This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Consent to Jurisdiction:  Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that the Agent or the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Obligor or the properties of any Obligor in the courts of any jurisdiction.

Waiver of Venue: Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in the paragraph above of this Section 27.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Waiver of Jury Trial:  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Counterparts:  This Agreement, the Security and all agreements arising hereinafter may be executed in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by telecopier, PDF or by other electronic means shall be as effective as delivery of a manually executed counterpart.

Assignment and Syndication:  This Agreement when accepted and any commitment to advance, if issued, and the Security in furtherance thereof or right may be assigned by the Agent or the Lenders (with, so long as no Default or Event of Default exists and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld or delayed), or monies required to be advanced may be syndicated by the Agent or any Lender from time to time.  For greater certainty, the Agent or any Lender may assign or grant participation in all or part of this Agreement or in the Facilities made hereunder without notice to and without the consent of the Obligors.  The Obligors may not assign or transfer all or any part of their rights or obligations under this Agreement, any such transfer or assignment being null and void insofar as the Agent and the Lenders are concerned and rendering any balance then outstanding under the Facilities immediately due and payable at the option of the Agent or any Lender.

Time: Time shall be of the essence in all provisions of this Agreement.

Entire Agreement, Amendments and Waiver:  This Agreement, the Security and any other written agreement delivered pursuant to or referred to in this Agreement constitute the whole and entire agreement between the parties in respect of the Facilities.  There are no verbal agreements, undertakings or representations in connection with the Facilities.  No amendment or waiver of any provision of this Agreement will be effective unless it is in writing signed by the Borrower, and the Agent.  No failure or delay on the part of the Agent or the Lenders in exercising any right or power hereunder or under any of the Security shall operate as a waiver thereon.  No course of conduct by the Agent or the Lenders will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Security or the Agent’s or the Lenders’ rights thereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BRIDGING FINANCE INC., as Agent

By:	/s/ Lekan Temidire
Name:	Lekan Temidire
Title:	Managing Director

[Signature page to Bridging Finance – Better Choice Facility Agreement]

BETTER CHOICE COMPANY INC., as Borrower

By:	/s/ Damian Dalla-Longa
Name:	Damian Dalla-Longa
Title:	CEO

[Signature page to Bridging Finance – Better Choice Facility Agreement]

HALO, PURELY FOR PETS, INC., as Obligor

By:	/s/ Werner von Pein
Name:	Wener von Pein
Title:	President & CEO

BONA VIDA INC., as Obligor

By:	/s/ Damian Dalla-Longa
Name:	Damian Dalla-Longa
Title:	CEO

TRUPET LLC., as Obligor

By:	/s/ Damian Dalla-Longa
Name:	Damian Dalla-Longa
Title:	CEO

[Signature page to Bridging Finance – Better Choice Facility Agreement]

BRIDGING INCOME FUND LP, as Lender

By:	/s/ Natasha Sharpe
Name:	Natasha Sharpe
Title:	Chief Investment Officer

By:	/s/ Lekan Temidire
Name:	Lekan Temidire
Title:	Managing Director

BRIDGING MID-MARKET FUND LP, as Lender

By:	/s/ Natasha Sharpe
Name:	Natasha Sharpe
Title:	Chief Investment Officer

By:	/s/ Lekan Temidire
Name:	Lekan Temidire
Title:	Managing Director

[Signature page to Bridging Finance – Better Choice Facility Agreement]

SCHEDULE A

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

(a)	“Account” has the meaning assigned to such term in the Security Agreement.

(b)	“Account Debtor” means any person obligated on an Account.

(c)
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

(d)
“Applicable Laws” means, with respect to any person, property, transaction or event, all present or future statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction, in each case, having the force of law in any applicable jurisdiction.

(e)
“Applicable Securities Laws” means all U.S. federal and state securities laws applicable to the Borrower, together with all the regulations and rules made and promulgated thereunder and all administrative policy statements, instruments, blanket orders and rulings, notices and administrative directions issued thereunder by any Governmental Authority.

(f)
“Appraised Value” means the value based on appraisals delivered by the Borrower on or before the Closing Date, as the value may be adjusted based upon any updated appraisals requested by the Lenders not more than once a year, provided that the Appraised Value shall be zero for any Collateral if it ceases to be owned by the applicable Obligor or ceases to be subject to a duly perfected first-priority security interest of the Agent, subject only to Statutory Encumbrances and Permitted Encumbrances.

(g)	“Borrowing Base” means, at any time, the sum of all Eligible Accounts.

(h)	“Borrowing Base Certificate” means a certificate, certified as accurate and complete by a Financial Officer of the Borrower, in form acceptable to the Agent in its sole discretion.

(i)	“Borrowing Request” means a request for a Revolving Loan, which shall be in such form as the Agent may approve.

(j)	“Business Day” means any day other than a Saturday or a Sunday or any other day on which banks are closed for business in Toronto, Ontario.

(k)	“C$” or “Canadian Dollars” refers to lawful money of Canada.

(l)
“Capital Lease” means any agreement of any Person under which such Person has obligations to pay rent or other amounts for any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP.

(m)	“Closing Date” means December 19, 2019.

Schedule A - Page 1 -

(n)	“Contract” means any agreement, contract, indenture, Lease, deed of trust, licence, option, undertaking, promise or any other commitment or obligation in writing, other than a Permit.

(o)
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings analogous thereto.

(p)	“Core Business” means providing hemp-based raw cannabinoid infused and non-cannabinoid infused food, treats, and supplements, and other pet wellness products in the United States.

(q)
“Credit Documents” means, collectively, this Agreement, the Security Agreement, the Guarantees, and all security agreements, landlord waivers, collateral access agreements, hypothecs, notes, and all other documents, instruments, certificates, and notices at any time delivered by any person (other than Agent, the Lenders or affiliates of any of them) in connection with any of the foregoing.

(r)	“Collateral” has the meaning set forth in the Security Agreement.

(s)
“Default” means any of the events specified in the Section of this Agreement entitled “Events of Default” which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both, would, unless cured or waived, become an Event of Default.

(t)
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Facilities and all other Obligations that are accrued and payable and the end of the Term), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the end of the Term; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

(u)	“Eligible Accounts” means, at any time, the Accounts of the Borrower which are:

(i)	subject to a first priority perfected security interest in favor of the Agent;

(ii)	owed in U.S. Dollars;

(iii)	owed by an Account Debtor which (x) maintains its chief executive office in the U.S. or (y) is organized under applicable law of any of the United States, or the District of Columbia;

(iv)
not owed by an Account Debtor which has (1) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (2) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (3) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (4) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (5) become insolvent, or (6) ceased operation of its business;

Schedule A - Page 2 -

(v)	not arising out of any contract that is unenforceable or by its terms voids any assignment;

(vi)
compliant in all material respects with the requirements of all applicable laws and regulations, whether U.S. Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board; and

(vii)
not subject to a determination by the Agent that they may not be paid by reason of the Account Debtor’s inability to pay or which the Agent otherwise determines is unacceptable for any reason whatsoever.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account may, in the Agent’s sole discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Account.

(v)	“Encumbrance” means:

(i)
with respect to any Property, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, assignment, consignment, security interest, royalty interest, adverse claim or defect of title in, on or of the Property;

(ii)	the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or title retention agreement relating to an asset;

(iii)	any purchase option, call or similar right of a third party in respect of any Property;

(iv)	any netting arrangement, set off arrangement, defeasance arrangement or other similar arrangement arising by Contract (other than customary bankers’ liens); and

(v)	any other agreement, trust or arrangement having the effect of security for the payment or performance of any debt, liability or obligation,

and “Encumbrances”, “Encumbrancer”, “Encumber” and “Encumbered” shall have corresponding meanings.

Schedule A - Page 3 -

(w)
“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

(x)	“Financial Officer” means the chief executive officer, the chief financial officer, or controller of the Borrower.

(y)	“GAAP” means generally accepted accounting principles which are in effect from time to time in the United States.

(z)
“Governmental Authority” means (i) any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and (ii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

(aa)	“Halo Acquisition” means the acquisition of Halo by the Borrower pursuant to the Halo Acquisition Agreement.

(bb)	“Halo Acquisition Agreement” means that certain Stock Purchase Agreement, by and between the Borrower, as purchaser, and Thriving Pays LLC and HH-Halo LP, as sellers, dated as of October 15, 2019.

(cc)	“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)        all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)      all direct or contingent obligations of such Person arising under (x) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (y) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(iii)      all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(iv)      indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(v)       all indebtedness in respect of the capitalized amount of any Capitalized Lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;

Schedule A - Page 4 -

(vi)      all obligations under any so-called synthetic, off-balance sheet or tax retention lease or any agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person, but upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment);

(vii)     all obligations of such Person in respect of Disqualified Equity Interests; and

(viii)    all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

(dd)	“Inventory” has the meaning assigned to such term in the Security Agreement.

(ee)	“Lease” includes any lease, sublease, offer to lease or sublease or occupancy or tenancy agreement, and “Leased” shall have a corresponding meaning.

(ff)
“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

(gg)	“Margin Stock” means margin stock within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System of the United States.

(hh)
“Material Adverse Change” means any change, condition or event which, when considered individually or together with other changes, conditions, events or occurrences could reasonably be expected to have a Material Adverse Effect.

(ii)
“Material Adverse Effect” means any Material Adverse Change in or effect on (a) the business, assets, liabilities, financial condition, results of operations or prospects of the Obligors taken as a whole; (b) the ability of any Obligor to observe, perform or comply with its obligations under any of the Credit Documents; or (c) the rights and remedies of the Agent or any of the Lenders under any of the Credit Documents.

(jj)
“Obligations” means the obligations and liabilities relating to the Facilities, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, the Lenders or any other Person required to be indemnified, that arises under any Credit Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

(kk)
“Permits” means licences, certificates, authorizations, consents, registrations, exemptions, permits, attestations, approvals, characterization or restoration plans, depollution programmes and any other approvals required by or issued pursuant to any Applicable Law, in each case, against a Person or its Property which are made, issued or approved by a Governmental Authority.

Schedule A - Page 5 -

(ll)	“Permitted Encumbrances” means any Statutory Encumbrance and any other Encumbrance approved by the Agent including, without limitation, any Encumbrance listed on Schedule D hereto.

(mm)
“Permitted Unsecured Debt” means unsecured Indebtedness of the Borrower subordinated to the Obligations on terms and conditions acceptable to the Agent in its sole discretion not to exceed, in the aggregate, $20,000,000 in principal.

(nn)	“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(oo)	“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such of its outstanding Revolving Loans.

(pp)
“Revolving Facility Commitment” means with respect to each Lender on any date, the commitment of such Lender to make a Revolving Loan if such loan is required to be disbursed on such date, as if such participation is required to be purchased on such date, expressed as an amount representing the maximum principal of such loan.

(qq)	“Revolving Loan” means a loan made by a Lender to the Borrower under the Revolving Facility.

(rr)	“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

(ss)
“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Obligors and the Agent, for the benefit of the Agent and the Lenders, and any other pledge or security agreement entered into after the date of this Agreement by the Borrower or any other Obligor (as required by this Agreement or any other Credit Document) or any other Person for the benefit of the Agent and the Lenders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

(tt)
“Security” means all guarantees and security held from time to time by or on behalf of any of the Agent and the Lenders (including guarantees and security held by the Agent), securing or intended to secure or support repayment of any of the Secured Obligations, including, without limitation, the security and guarantees described in this Agreement from time to time.

(uu)
“Statutory Encumbrances” means any Encumbrances arising by operation of Applicable Laws, including, without limitation, for carriers, warehousemen, repairers’, taxes, assessments, statutory obligations and government charges and levies for amounts not yet due and payable or which may be past due but which are being contested in good faith by appropriate proceedings (and as to which there are no other enforcement proceedings or they shall have been effectively stayed).

(vv)
“Subsidiary” or “subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

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(ww)
“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable to them.

(xx)	“U.S. Dollars” or “$” refers to lawful money of the United States of America.

Words importing the singular include the plural thereof and vice versa and words importing gender include the masculine, feminine and neuter genders.

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SCHEDULE B

LENDERS AND COMMITMENTS

Lender	Term Facility Commitment	Revolving Commitment
Bridging Income Fund LP	$0	$7,500,000
Bridging Mid-Market Fund LP	$20,500,000	$0

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SCHEDULE C

LOCATIONS OF COLLATERAL

Name of Obligor	Location

Trupet LLC	164 Douglas Rd E, Oldsmar, FL 34677 (Office & Distribution Center)

Trupet LLC	4025 Tampa Rd #1117, Oldsmar, FL 34677 (Customer Care Center)

Bona Vida, Inc.	164 Douglas Rd E, Oldsmar, FL 34677 (Distribution Center)

Halo, Purely for Pets, Inc	Remar, 200 E Division St, Lebanon, TN 37090 (Distribution Center)

Halo, Purely for Pets, Inc	12400 Racetrack Rd, Tampa, FL 33626 (Office)

Better Choice Company, Inc.	575 Lexington Ave, New York, NY 10022 (Office)

Schedule C - Page 1 -

SCHEDULE D

PERMITTED ENCUMBRANCES

(i)
liens for taxes, assessments or governmental charges or levies which are not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or the validity of which is being contested in good faith by appropriate proceedings and for which the Person has set aside adequate reserves in accordance with GAAP and which do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(ii)
inchoate or statutory liens of contractors, subcontractors, workers, suppliers, material men, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, in respect of which (i) adequate holdbacks are being maintained as required by applicable law, and (ii) (x) which have not at such time been filed or exercised and of which none of the Lenders have been given notice, or (y) which relate to obligations not due or payable or if due, the validity of which is being contested in good faith by appropriate proceedings and for which such Person has set aside adequate reserves in accordance with GAAP and which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person;

(iii)
the Encumbrance resulting from the deposit of cash or securities in connection with contracts, bids, trade contracts, statutory obligations, surety and appeal bonds, performance bonds, tenders or expropriation proceedings, or to secure workers’ compensation, employment insurance, and other similar obligations, in each case in the ordinary course of business;

(iv)
the Encumbrance created by a judgment of a court of competent jurisdiction; provided, however, that the Encumbrance is in existence for less than 30 days after its creation or the execution or other enforcement of the Encumbrance is effectively stayed and the claims so secured are being actively contested in good faith and by proper legal proceedings and do not result in the occurrence of an Event of Default;

(v)
Encumbrances given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Person which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person;

(vi)
the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Person, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(vii)	Encumbrances in favour of the Agent created by the Security;

(viii)
Purchase Money Encumbrances and Capital Leases provided that the aggregate principal amount (or fair market value of property so Encumbered if no principal amount is designated) of all Purchase Money Encumbrances and Capital Leases for all Obligors, does not exceed $750,000 in aggregate for all Obligors at any time;

Schedule D - Page 1 -

(ix)	other Encumbrances not referred to in the preceding clauses which have been expressly consented to in writing by the Agent;

(x)	Encumbrances on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto;

(xi)	Encumbrances on equipment arising from precautionary UCC financing statements regarding operating leases of equipment;

(xii)	Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the course of collection.

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